Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On May 31, 2018, Teladoc, Inc. (“Teladoc”, the “Company,” “our” or “we”) completed the acquisition (the “Acquisition”) of all of the outstanding shares of Advance Medical-HealthCare Management Services, S.A. (“Advance Medical”). Advance Medical is a worldwide leader in telemedicine and expert medical opinion services. Partnered with more than 300 large, multinational employers and insurers across Europe, Asia, Latin America and the United States, Advance Medical has built an integrated portfolio of high quality telehealth and expert medical opinion solutions, including Global Care on Demand and the Virtual Medical Home. The aggregate purchase price for the Acquisition was $360.5 million, comprising approximately $291.9 million of cash and 1,344,387 shares of Teladoc’s common stock valued at approximately $68.6 million.

On May 8, 2018, the Company issued, at par value, $287.5 million aggregate principal amount of 1.375% convertible senior notes due 2025 (the “2025 Notes”). The net proceeds to the Company from the offering were $279.1 million after deducting offering costs of approximately $8.4 million.

On July 14, 2017, the Company completed the acquisition of all of the outstanding shares of Best Doctors Holdings, Inc. (“Best Doctors”). Best Doctors is a leading expert medical consultation company and provides technology innovations and services to help employers, health plans and provider organizations to improve health outcomes for the most complex, critical and costly medical issues. The aggregate purchase price for the acquisition was $445.5 million, comprising approximately $379.3 million of cash, net of cash acquired of $13.7 million, and 1,855,078 shares of Teladoc’s common stock valued at approximately $66.2 million.

The following unaudited pro forma combined financial statements are based on our historical consolidated financial statements, Advance Medical’s historical financial statements and Best Doctors’ historical financial statements as adjusted to give effect to the acquisitions and the issuance of the 2025 Notes, as discussed further below. The unaudited pro forma combined financial statements are derived from the following items: (1) our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K for the year ended December 31, 2017; (2) our unaudited consolidated financial statements as of and for the three months ended March 31, 2018 included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018; (3) the unaudited consolidated financial statements of Best Doctors for the six months ended June 30, 2017 included in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 28, 2017; (4) the audited consolidated financial statements of Advance Medical for the year ended December 31, 2017 included in our Current Report on Form 8-K/A, filed with the SEC on July 23, 2018; and (5) the unaudited interim condensed consolidated financial statements of Advance Medical as of and for the three months ended March 31, 2018 included in our Current Report on Form 8-K/A, filed with the SEC on July 23, 2018. For purposes of preparing the unaudited pro forma combined financial statements, Advance Medical’s historical consolidated statement of operations for the year ended December 31, 2017 was translated from euros into U.S. dollars at an average rate for the period of $1.130068 : €1.00, Advance Medical’s historical consolidated statement of operations for the three months ended March 31, 2018 was translated from euros into U.S. dollars at an average rate for the period of $1.228838 : €1.00 and Advance Medical’s historical consolidated balance sheet as of March 31, 2018 was translated from euros into U.S. dollars at the closing rate on March 31, 2018 of $1.2324 : €1.00.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2018 gives effect to the Acquisition and the issuance of the 2025 Notes as if each had occurred on January 1, 2017 and the unaudited pro forma combined statement of operations for the year ended December 31, 2017 gives effect to the acquisitions of Advance Medical and Best Doctors and the issuance of the 2025 Notes as if each had occurred on January 1, 2017. The unaudited pro forma combined balance sheet as of March 31, 2018 gives effect to the Acquisition and the issuance of the 2025 Notes as if each had occurred on March 31, 2018. No pro forma adjustments are necessary to the unaudited pro forma combined statement of operations for the three months ended March 31, 2018 or the unaudited pro forma combined balance sheet as of March 31, 2018 to reflect the acquisition of Best Doctors as this acquisition is fully reflected in our historical financial statements as of and for the three months ended March 31, 2018. The unaudited pro forma combined financial statements do not include the realization of any future cost savings or integration changes that are expected to be achieved.

The pro forma adjustments are based on the best information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial information. The unaudited pro forma combined financial statements are presented for illustrative and informative purposes only and are not intended to represent or be indicative of what our results of operations would have been had the transactions actually occurred on the dates indicated. Our, Advance Medical’s and Best Doctors’ historical audited and unaudited financial statements described above have been adjusted in the unaudited pro forma combined financial statements to give effect to events that are (1) directly attributable to the transactions, as applicable, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on us. The unaudited pro forma combined statements of operations do not reflect any non-recurring charges directly related to the acquisitions of Advance Medical and Best Doctors that have already been incurred by us. These non-recurring charges are further described in the accompanying notes to the unaudited pro forma combined financial statements and include transaction-related costs such as financial advisory, legal and regulatory filing fees and all related financing fees. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting with respect to the Acquisition, with us considered the acquirer of Advance Medical. Under the acquisition method of accounting, the purchase price will be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The purchase price allocation was based on estimates of the fair market value of the tangible and intangible assets and liabilities of Advance Medical, as described further in the notes to our unaudited pro forma combined financial information below. As of the date of the Current Report to which this unaudited pro forma combined financial information is attached as an exhibit, we only have preliminary estimates of the fair market values and the related allocations of the purchase price. In arriving at such estimates, we have considered the preliminary appraisals of independent consultants, which were based on a preliminary and limited review of the assets and liabilities of Advance Medical acquired by us in the Acquisition. We expect to complete the purchase price allocation after considering the fair market value of Advance Medical’s assets and liabilities at the level of detail necessary to finalize the purchase price allocation. The final purchase price allocation will be based, in part, on third-party appraisals and may be different than that reflected in the pro forma purchase price allocation presented herein, and any such differences may be material.

The unaudited pro forma combined financial statements should be read in conjunction with our historical financial statements and related management’s discussion and analysis of financial condition and results of operations, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the three months ended March 31, 2018, Best Doctors’ historical financial statements, which are included in our Report on Form 8-K, filed with the SEC on November 28, 2017, and Advance Medical’s historical financial statements, which are included in our Current Report on Form 8-K/A, filed with the SEC on July 23, 2018.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2018

(in thousands, except share and per share information)

	For the Three Months Ended March 31, 2018
	Advance		Advance	Pro Forma
	Medical(1)	Teladoc	Medical(2)	Adjustments		Pro Forma
	For Reference
Revenue	€15,024	$89, 644	$18,463	$—		$108,107
Cost of revenue	9,541	26,856	11,725	—		38,581
Gross profit	5,483	62,788	6,738	—		69,526
Operating expenses:
Advertising and marketing	386	20,325	474	—		20,799
Sales	640	13,783	787	—		14,570
Technology and development	682	12,904	838	—		13,742
Legal	—	481	—	—		481
Regulatory	—	564	—	—		564
Acquisition and integration related costs	—	1,569	—	(1,569	)(a)	—
General and administrative	2,531	24,001	3,110	103	(f)	27,214
Depreciation and amortization	124	8,253	152	2,262	(b)	10,667
Income (loss) from operations	1,120	(19,092)	1,377	(796)		(18,511)
Interest expense, net	10	4,873	13	3,925	(c)(d)	8,811
Foreign currency transaction loss	84	—	103	(103	)(f)	—
Net income (loss) before taxes	1,026	(23,965)	1,261	(4,618)		(27,322)
Income tax (benefit) provision	195	(103)	239	—		136
Net income (loss)	€831	$(23,862)	$1,022	$(4,618)		$(27,458)
Net loss per share, basic and diluted		$(0.39)				$(0.43)
Weighted-average shares used to compute basic and diluted net loss per share		61,797,762		1,344,387	(e)	63,142,149

(1)                                 Advance Medical is incorporated in Spain and the functional currency is in euros as exhibited.

(2)                                 The statement of operations was translated from euros into U.S. dollars at an average rate for the period of $1.228838 : €1.00.

See accompanying notes to unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(in thousands, except share and per share information)

		For the Year Ended December 31, 2017
	Advance		Advance	Best			Pro Forma
	Medical(1)	Teladoc	Medical(2)	Doctors(3)	Reclassifications		Adjustments		Pro Forma
	For Reference
Revenue	€55,166	$233,279	$62,341	$52,966	$—		$—		$348,586
Cost of revenue	35,460	61,623	40,072	17,192	—		—		118,887
Gross profit	19,706	171,656	22,269	35,774	—		—		229,699
Operating expenses:
Advertising and marketing	879	57,663	993	—	2,083	(f)	—		60,739
Sales	2,499	37,984	2,824	—	10,035	(f)	—		50,843
Technology and development	1,830	34,459	2,068	—	4,087	(f)	—		40,614
Legal	—	1,485	—	—	157	(f)	—		1,642
Regulatory	—	3,387	—	—	—		—		3,387
Acquisition related costs	—	13,196	—	—	—		(13,196	)(a)	—
General and administrative	12,671	79,781	14,319	—	13,996	(f)	—		108,096
Selling, general and administrative	—	—	—	29,390	(29,390	)(f)	—		—
Depreciation and amortization	507	19,095	573	1,815	—		15,989	(b)	37,472
Income (loss) from operations	1,320	(75,394)	1,492	4,569	(968)		(2,793)		(73,094)
Amortization of warrants and loss on extinguishment of debt	—	14,122	—	—	—		(14,122	)(g)	—
Foreign currency transaction loss	296	—	335	499	(834	)(f)	—		—
Gain on sale	—	—	—	(2,369)	—		2,369	(h)	—
Interest expense (income), net	24	17,491	27	13,644	—		2,745	(c)(d)	33,907
Other expense, net	—	—	—	2,508	(134	)(f)	(2,374	)(i)	—
Net income (loss) before taxes	1,000	(107,007)	1,130	(9,713)	—		8,589		(107,001)
Income tax (benefit) provision	783	(225)	885	70	—		—		730
Net income (loss)	€217	$(106,782)	$245	$(9,783)	$—		$8,589		$(107,731)
Net loss per share, basic and diluted		$(1.93)							$(1.87)
Weighted-average shares used to compute basic and diluted net loss per share		55,427,460					2,330,374	(j)	57,757,834

(1)                                 Advance Medical is incorporated in Spain and the functional currency is in euros as exhibited.

(2)                                 The statement of operations was translated from euros into U.S. dollars at an average rate for the period of $1.130068 : €1.00.

(3)                                 Includes results from a business disposed of by Best Doctors in January 2017, of which revenue and net income were $387 and $223, respectively.

See accompanying notes to unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2018

(in thousands)

		As of March 31, 2018
	Advance		Advance	Pro Forma
	Medical(1)	Teladoc	Medical(2)	Adjustments		Pro Forma
	For Reference
Assets
Current assets:
Cash and cash equivalents	€6,009	$65,179	$7,405	$(12,805	)(k)	$59,779
Short-term investments	2,422	54,555	2,985	—		57,540
Accounts receivable, net	7,396	30,701	9,115	—		39,816
Prepaid expenses and other current assets	523	6,497	645	—		7,142
Total current assets	16,350	156,932	20,150	(12,805)		164,277
Property and equipment, net	1,892	7,995	2,331	(617	)(f)	9,709
Goodwill	—	498,277	—	257,855	(l)	756,132
Intangible assets, net	—	153,493	—	119,310	(b,f)	272,803
Deferred income tax assets	362	—	446	(446	)(f)	—
Other assets	103	827	127	446	(f)	1,400
Total assets	€18,707	$817,524	$23,054	$363,743		$1,204,321
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	€529	$3,290	$652	$—		$3,942
Accrued expenses and other current liabilities	6,141	21,498	7,568	—		29,066
Accrued compensation	—	13,024	—	—		13,024
Total current liabilities	6,670	37,812	8,220	—		46,032
Other liabilities	—	6,154	—	—		6,154
Deferred taxes	163	12,258	201	30,437	(m)	42,896
Convertible senior notes, net	—	210,432	—	—		210,432
2025 Convertible senior notes, net	—	—	—	187,744	(n)	187,744
Commitments and contingencies

Stockholders’ equity:
Common stock, par value	317	62	391	(390	)(o)	63
Additional paid-in capital	4,534	882,804	5,587	154,367	(p)	1,042,758
Accumulated deficit	—	(335,439)	—	—		(335,439)
Non-controlling interest	195	—	240	—		240
Accumulated other comprehensive income	6,828	3,441	8,415	(8,415	)(q)	3,441
Total stockholders’ equity	11,874	550,868	14,633	145,562		711,063
Total liabilities and stockholders’ equity	€18,707	$817,524	$23,054	$363,743		$1,204,321

(1)                                 Advance Medical is incorporated in Spain and the functional currency is in euros as exhibited.

(2)                                 The statement of operations was translated from euros into U.S. dollars at the closing rate on March 31, 2018 of $1.2324 : €1.00.

See accompanying notes to unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share information)

Note 1 — Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are directly attributable to the business combinations, factually supportable and with respect to the pro forma combined statements of operations and expected to have a continuing impact on the combined results following the business combination, as well as to give effect to the issuance of the 2025 Notes.

The business combinations will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Advance Medical’s and Best Doctors’ assets acquired and liabilities assumed and conformed the accounting policies of Advance Medical and Best Doctors to our own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisitions or the issuance of the 2025 Notes occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 — Financing Transactions

On May 8, 2018, the Company issued, at par value, $287.5 million aggregate principal amount of 1.375% convertible senior notes due 2025. The 2025 Notes bear cash interest at a rate of 1.375% per year, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2018. The 2025 Notes will mature on May 15, 2025, unless earlier converted, redeemed or repurchased. The net proceeds to the Company from the offering were $279.1 million after deducting offering costs of approximately $8.4 million. In accounting for the issuance of the 2025 Notes, the Company separated the 2025 Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the par value of the 2025 Notes as a whole. The excess of the principal amount of the liability component over its carrying amount, referred to as the debt discount, is amortized from the issuance date to May 15, 2025 (the first date on which the Company may be required to repurchase the 2025 Notes at the option of the holder). The equity component related to the 2025 Notes is $91.4 million, net of debt issuance costs, and is recorded in additional paid-in capital in the unaudited pro forma combined balance sheet.

On June 27, 2017, the Company issued, at par value, $275.0 million aggregate principal amount of 3% convertible senior notes due 2022 (the “2022 Notes”). The 2022 Notes bear cash interest at a rate of 3.00% per year, payable semi-annually in arrears on June 15 and December 15 of each year, with the first payment having been made on December 15, 2017. The 2022 Notes will mature on December 15, 2022, unless earlier converted, redeemed or repurchased. The net proceeds to the Company from the offering were $263.7 million after deducting offering costs of approximately $11.3 million. In accounting for the issuance of the 2022 Notes, the Company separated the 2022 Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the par value of the 2022 Notes as a whole. The excess of the principal amount of the liability component over its carrying amount, referred to as the debt discount, is amortized from the issuance date to June 15, 2022 (the first date on which the Company may be required to repurchase the 2022 Notes at the option of the holder). The equity component related to the 2022 Notes is $62.4 million, net of debt issuance costs, and is recorded in additional paid-in capital in the unaudited pro forma combined balance sheet.

Concurrently with the acquisition of Best Doctors, the Company entered into a $175 million senior secured first lien term loan facility (the “Term Loan Facility”) and a $10 million senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”). Prior to its repayment, the Term Loan Facility carried interest at a rate of 7.25% above fixed 90-days LIBOR of 1.24% (or 8.49%)

and was set to mature in July 2022. Interest payments were payable monthly in arrears. The Revolving Credit Facility carries interest at a rate of 7.25% above fixed 90-days LIBOR of 1.24% and matures in July 2020. The Company is also required to pay a commitment fee on the average daily unused portion of the Revolving Credit Facility at 0.50%. The Company incurred expenses of $8.3 million in conjunction with obtaining the Senior Secured Credit Facilities. In December 2017, the Company used the proceeds from an equity offering to repay and extinguish the Term Loan Facility, including early termination and final deferred origination fees of $12.6 million, and recorded a one-time charge reflected in the consolidated statements of operations as amortization of warrants and loss on extinguishment of debt.

On July 13, 2017, the Company repaid and extinguished all the outstanding amounts under both the Company’s previous line of credit facility (the “SVB Line of Credit Facility”) and mezzanine term loan facility (the “Mezzanine Term Loan”) of $17.5 million and $25 million, respectively, including early termination and final deferred origination fees of $1.5 million, and recorded a one-time charge reflected in the consolidated statements of operations as amortization of warrants and loss on extinguishment of debt.

Note 3 — Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of Advance Medical’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price:

Tangible assets acquired:
Current assets	$20,150
Property and equipment, net	1,714
Other	573
Total	22,437
Value assigned to identifiable intangible assets acquired	119,310
Liabilities assumed	(39,098)
Total assets acquired in excess of liabilities assumed	102,649
Goodwill	257,855
Total purchase price	$360,504

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined balance sheet and statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations including a more comprehensive review. The final allocation may differ materially from the preliminary allocation used in the pro forma adjustments.

The Company has performed a valuation analysis of the fair market value of Best Doctors’ assets and liabilities. The following table summarizes the allocation of the final purchase price:

Tangible assets acquired:
Current assets	$11,205
Property and equipment, net	2,650
Other	2,483
Total	16,338
Value assigned to identifiable intangible assets acquired	146,210
Liabilities assumed	(24,530)
Total assets acquired in excess of liabilities assumed	138,018
Goodwill	307,517
Total purchase price	$445,535

This final purchase price allocation has been used to prepare pro forma adjustments in the pro forma statement of operations.

Note 4 — Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

(a)                                 Represents the elimination of nonrecurring transaction costs incurred of $1,569 and $13,196 principally due to transaction costs for bankers, other professional fees and integration costs that are directly related to the acquisitions of Advance Medical and Best Doctors, respectively.

(b)                                 As part of the preliminary valuation analysis of Advance Medical, the Company identified intangible assets, including client lists, trademark, non-compete agreements, favorable leases and internal-use software. These amounts represent the acquired intangible assets and the estimated additional amortization.

The following table summarizes the estimated fair values of Advance Medical’s identifiable intangible assets and their estimated useful lives and the associated amortization for the three months ended March 31, 2018 and for the year ended December 31, 2017:

	Estimated Fair Value	Estimated Useful Life	Three Months Ended March 31, 2018 Amortization	Year Ended December 31, 2017 Amortization
Customer relationships	$100,760	20 years	$1,712	$6,465
Trademark	16,190	15 years	284	1,044
Non-compete	1,540	3 years	135	497
Favorable leases	203	1.5 years	28	135
Internal-use software	617	1.5 years	103	411
Total	$119,310		$2,262	$8,552

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma combined financial statements.

Additionally, the Company identified Best Doctors’ intangible assets, including client lists, trademark and technology. The following table summarizes the fair values and their useful lives and the associated amortization for the period prior to the acquisition of Best Doctors from January 1, 2017 through July 13, 2017:

	Estimated Fair Value	Estimated Useful Life	Year Ended December 31, 2017 Amortization
Customer relationships	$112,810	10 years	$4,891
Trademark	24,920	15 years	878
Internal-use software	8,480	2 years	2,296
	146,210		8,065
Pre-acquisition amortization expense	—		(628)
Total	$146,210		$7,437

(c)                                  Reflects (i) the elimination of interest expense and amortization of debt issuance costs associated with the Company’s SVB Line of Credit Facility and Mezzanine Term Loan of $8,382 for the year ended December 31, 2017, (ii) the estimated interest expense on debt incurred, amortization of debt issuance cost and fair value of the equity component of the 2022 Notes of $10,022 for the year ended December 31, 2017 and (iii) the estimated interest expense on debt incurred, amortization of debt issuance cost and fair value of the equity component of the 2025 Notes of $3,937 and $14,776 for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively. An increase or decrease of 0.25% per annum related to the interest rate associated with the debt incurred would increase or decrease pro forma interest expense by approximately $180 for the three months ended March 31, 2018 and $719 for the year ended December 31, 2017.

(d)                                 Reflects (i) the elimination of interest expense associated with Best Doctors’ existing credit facilities and long-term promissory notes and other debt in the aggregate amount of $13,644 for the year ended December 31, 2017 and (ii) the elimination of interest expense associated with Advance Medical’s debt in the aggregate amount of $116 and $27 for the three months ended March 31, 2018 and for the year ended December 31, 2017, respectively.

(e)                                  Reflects the issuance of 1,344,387 shares of Teladoc common stock in connection with the Acquisition.

(f)                                   Reflects the reclassification of certain components of the statements of operations and balance sheet to conform to the financial information of the combined companies.

(g)                                  Reflects the elimination of loss on extinguishment of debt for the Company upon early termination of all the outstanding amounts under both of the SVB Line of Credit Facility and Mezzanine Term Loan.

(h)                                 Reflects the elimination of gain on sale from a business disposed of by Best Doctors in January 2017.

(i)                                     Represents the elimination of the change in fair value of the warrants issued in 2016 associated with Best Doctors’ long-term promissory notes of $2,374 for the year ended December 31, 2017.

(j)                                    Reflects (i) the increase in weighted average shares of 1,344,387 shares of Teladoc common stock in connection with the Acquisition and (ii) the increase in weighted average shares of 985,987 in connection with the issuance of 1,855,078 shares of Teladoc common stock for the acquisition of Best Doctors.

(k)                                 Represents the preliminary cash purchase price for the Acquisition of $291,941, less proceeds from the issuance of the 2025 Notes of $279,136, net of fees.

(l)                                     Represents the preliminary net increase to goodwill as a result of the Acquisition.

(m)                             Represents the preliminary net increase to deferred tax liability as a result of the Acquisition.

(n)                                 Reflects the issuance of the 2025 Notes, net of debt issuance costs of $8,364, and the fair value of the equity component of the 2025 Notes of $91,392.

(o)                                 Reflects the issuance of 1,344,387 shares of Teladoc common stock of $1 in connection with the Acquisition, less $391 of the par value of Advance Medical common stock eliminated in connection with the Acquisition.

(p)                                 Reflects the issuance of 1,344,387 shares of Teladoc common stock of $68,563 in connection with the Acquisition, less $5,587 of additional paid-in capital of Advance Medical eliminated in connection with the Acquisition and the fair value of the equity component of the 2025 Notes of $91,392.

(q)                                 Reflects the elimination of Advance Medical’s other comprehensive income.